Exhibit 99.3

Wells Real Estate Fund VI, L.P. Fact Sheet	VI

DATA AS OF JUNE 30, 2005

PORTFOLIO SUMMARY

PROPERTIES OWNED	% LEASED AS OF 6/30/2005	PERCENT OWNED	ACQUISITION DATE	ACQUISITION PRICE*	DISPOSITION DATE	DISPOSITION PRICE		ALLOCATED NET SALE PROCEEDS
880 Holcomb Bridge Road	SOLD	26%	1/31/90	$6,689,802	7/1/04	$7,109,800		$1,801,573
BellSouth	100%	34%	4/25/95	$9,000,000	N/A	N/A		N/A
Cherokee Commons	SOLD	11%	6/9/87	$8,907,596	10/01/01	$8,660,000		$886,212
Hartford	SOLD	54%	12/29/93	$6,941,504	8/12/03	$8,925,000		$4,366,494
Marathon	SOLD	42%	9/16/94	$8,279,421	12/29/04	$10,250,000		$4,152,602
Stockbridge Village I Expansion	SOLD	45%	6/7/95	$2,933,246	4/29/04	$4,161,325		$1,840,496
Stockbridge Village II	SOLD	54%	11/12/93	$2,945,262	4/29/04	$2,740,385		$1,450,040
Stockbridge Village III	SOLD	45%	4/7/94	$2,926,832	4/29/04	$2,943,376		$1,303,606
Tanglewood Commons	SOLD **	34%	5/31/95	$8,700,001	10/7/02 & 4/21/05	12,058,570	***	$4,028,067	***
WEIGHTED AVERAGE	100%

*	The Acquisition Price does not include the upfront load.
**	Fund retains an ownership interest in two land outparcels.
***	This asset sold in two transactions. The Disposition Price and Allocated Net Sale Proceeds reflect the combination of the two sales.

FUND FEATURES

OFFERING DATES	April 1993 – April 1994

PRICE PER UNIT	$10

A/B STRUCTURE	A’s – Cash available for distribution up to 10% Preferred B’s – Net loss until capital account reaches zero + No Operating Distributions

A/B RATIO AT CLOSE OF OFFERING	72% to 28%

AMOUNT RAISED	$25,000,000

Please note that the figures in this fact sheet are subject to change as additional information becomes available related to a variety of factors, such as closing costs, prorations, and other adjustments.

Past performance is no guarantee of future results.

Portfolio Overview

Wells Fund VI has moved from the positioning-for-sale phase into the disposition-and-liquidation phase of its life cycle. We have now sold eight assets with the closing of the Tanglewood Commons asset in the second quarter. Our focus on the remaining asset involves re-leasing and marketing efforts that we believe will result in the best disposition pricing for our investors.

The sale of the Tanglewood Commons shopping center was a great start for 2005. The sale price of $11,500,000 was well above the original purchase price for this asset. We have executed a three-year lease extension of the BellSouth lease. We completed the distribution of net sale proceeds to limited partners in May 2005, totaling approximately $5,600,000. Lastly, we announced the next net sale proceeds distribution, scheduled for the fourth quarter 2005, totaling $3,700,000 from the sales of Marathon and Tanglewood Commons.

With only one property remaining in the fund, the General Partners are currently reserving operating cash and the remaining net sale proceeds from the sale of Tanglewood Commons. We anticipate that operating distributions will be reserved in the near term, given that there is only one asset remaining in the fund.

We would like to highlight the Cumulative Performance Summary on the back page, which provides a high-level overview of the fund’s overall performance to date.

Continued on reverse

Wells Real Estate Fund VI, L.P. Fact Sheet	VI

DATA AS OF JUNE 30, 2005

Property Summary

•	The 880 Holcomb Bridge Road property was sold on July 1, 2004, and $1,801,573 in net sale proceeds has been allocated to Fund VI. These proceeds were distributed to the limited partners in May 2005.

•	The BellSouth building in Jacksonville, Florida, is currently 100% leased. We have completed a three-year lease extension with BellSouth through April 2009. As part of this negotiation, BellSouth will reduce their square footage by approximately 12,000 square feet in 2006. We are currently in discussions with the other tenant in the building regarding a potential lease extension/expansion.

•	The Cherokee Commons property was sold in 2001, and $886,212 of the net sale proceeds was allocated to the fund. The net sale proceeds were distributed to the limited partners in January 2004.

•	The Hartford property was sold in 2003, delivering allocated net sale proceeds to the fund of $4,366,494. The General Partners have used $19,116 of these proceeds to fund the Partnership’s pro-rata share of operating expenses, re-leasing costs, and capital expenditures at the Marathon property. In addition, $4,345,000 of the net sale proceeds was distributed to limited partners in January 2004, and the remaining proceeds of $2,378 were distributed in November 2004.

•	The Marathon property was sold in December 2004, following the restabilization of the asset with two long-term leases. Of the net sale proceeds, $4,152,602 was allocated to the fund, and $3,798,426 was distributed to the limited partners in May 2005. The remaining approximately $354,176 will be included in the planned distribution in the fourth quarter 2005.

•	The Stockbridge Village II, III, and I Expansion properties were sold on April 29, 2004, and net sale proceeds of $1,450,040, $1,303,606, and $1,840,496, respectively, have been allocated to the fund from these sales. These proceeds were distributed to the limited partners in November 2004.

•	The Tanglewood Commons shopping center was sold on April 21, 2005, and net sale proceeds of approximately $3,848,461 were allocated to Fund VI. The fund had previously sold a land outparcel at Tanglewood in 2002, resulting in an allocation of net sale proceeds of $179,606 to the fund. These net sale proceeds were used to fund the Partnership’s pro-rata share of operating costs and re-leasing costs at the Marathon property, and $126,726 of the proceeds from the shopping center sale were required for operating costs of the fund. The planned distribution includes approximately $3,345,824 of the proceeds, and the remaining $375,911 is being reserved, given that there is only one property remaining in the fund. The fund also retains an ownership interest in two remaining outparcels, which will be marketed for sale now that the shopping center has been sold.

CUMULATIVE PERFORMANCE SUMMARY(1)

	Par Value	Cumulative Operating Cash Flow Distributed	Cumulative Passive Losses(2)	Cumulative Net Sale Proceeds Distributed	Estimated Unit Value as of 12/31/04(3)
PER “A” UNIT	$10	$7.18	N/A	$6.18	$3.16
PER “B” UNIT	$10	$0.00	$3.73	$6.11	$3.16

(1)	These per-unit amounts represent estimates of the amounts attributable to the limited partners who have purchased their units directly from the Partnership in its initial public offering of units and have not made any conversion elections from Class A units to Class B units, or vice versa, under the Partnership agreement.
(2)	This estimated per-unit amount is calculated as the sum of the annual per-unit cumulative passive loss allocated to a Pure Class B unit, reduced for Gain on Sale per unit allocated to a Pure Class B Unit.
(3)	Please refer to the disclosure related to the estimated unit valuations contained in Item 5 of the 12/31/2004 Form 10-K for this partnership. The 12/31/04 unit values have been adjusted for the May NSP distribution of approximately $2.24 per Class A unit and $2.24 per Class B unit.

ANNUALIZED YIELD — PER “A” UNIT AT $10 OFFERING PRICE

	Q1	Q2	Q3	Q4	AVG YTD
2005	3.00%	Reserved	—	—	—
2004	5.00%	2.50%	3.00%	3.00%	3.38%
2003	5.00%	5.50%	6.50%	6.50%	5.88%
2002	8.00%	8.00%	8.00%	4.50%	7.13%
2001	8.75%	8.50%	8.50%	8.25%	8.50%
2000	9.00%	9.00%	9.00%	8.75%	8.94%
1999	7.80%	8.22%	8.41%	8.67%	8.28%
1998	8.06%	8.16%	8.01%	7.79%	8.01%
1997	6.81%	6.78%	7.43%	8.02%	7.26%
1996	6.03%	5.40%	4.99%	6.27%	5.67%
1995	6.25%	6.25%	6.27%	6.30%	6.27%
1994	0.00%	0.00%	5.01%	6.27%	2.82%

TAX PASSIVE LOSSES — CLASS “B” PARTNERS

2004	2003	2002	2001	2000	1999
-37.08%*	-26.62%*	0.00%	16.78%	19.66%	17.24%

*	Negative percentage due to income allocation.

For further information, please refer to Fund VI’s most recent

10-Q filing, which can be found on the Wells Web site

at www.wellsref.com.

6200 The Corners Parkway • Norcross, GA 30092-3365 • www.wellsref.com • 800-448-1010

LPFLYPROFCTSHQ205-07	© 2005 Wells Real Estate Funds